Exhibit 4.14

NINTH AMENDMENT

TO THE

CARDINAL HEALTH 401(K) SAVINGS PLAN

(As amended and restated effective January 1, 2006)

Background Information

A.	Cardinal Health, Inc. (“Cardinal Health” or the “Company”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan (the “Plan”), for the benefit of employees of Cardinal Health and its subsidiaries and affiliates.

B.	Section 12.02 of the Plan permits the amendment of the Plan at any time.

C.	The Cardinal Health, Inc. Financial Benefit Plans Committee (the “Committee”) is authorized to approve the amendment of the Plan.

D.	The Committee desires to amend the Plan to comply with the Pension Protection Act of 2006 (“PPA”), as subsequently amended by the Worker, Retiree, Employer Recovery Act of 2008 (“WRERA”), and intends this Amendment as good faith compliance with PPA’s requirements and the guidance issued thereunder.

E.	The Committee also desires to amend the Plan to comply with the Heroes Earnings Assistance and Relief Tax Act of 2008 (the “HEART Act”) and intends this Amendment as good faith compliance with the HEART Act requirements and the guidance issued thereunder.

F.	The Committee also desires to amend the Plan to reflect various other Plan design and administrative changes.

Amendment of the Cardinal Health 401(k) Savings Plan

The Plan is hereby amended as follows, effective as of the dates set forth below:

1.	Effective January 1, 2009, the first paragraph of Section 1.10A. of the Plan, “Compensation,” is hereby amended by adding a new last sentence, to read as follows:

Compensation shall also include any differential wage payments (as defined in Code Section 3401(h)(2)) from the Employer, as required by Code Section 414(u)(12), as amended by the Heroes Earnings Assistance and Relief Tax Act of 2008 (the ‘HEART Act’).

2.	Effective January 1, 2009, Section 1.15 of the Plan, “Employee,” is hereby amended by adding a new last paragraph, to read as follows:

An Employee also includes any individual in Qualified Military Service (as defined in Code Section 414(u)) who is receiving differential wage payments (as defined in Code Section 3401(h)(2)) from the Employer solely for the purposes of providing contributions, benefits and service credit with respect to Qualified Military Service, as applicable.

3.	Effective January 1, 2009, Section 1.39J. of the Plan, “Service,” is hereby amended by adding a new last paragraph, to read as follows:

Service also includes any period of time during which any individual in Qualified Military Service (as defined in Code Section 414(u)) receives differential wage payments (as defined in Code Section 3401(h)(2)) from the Employer solely for purposes of providing contributions, benefits and service credit with respect to Qualified Military Service, as applicable.

4.	Effective January 1, 2010, Section 3.03B. of the Plan, “Accrual of Benefit,” is hereby amended by adding a last new sentence, to read as follows:

Effective January 1, 2010, for purposes of this Section 3.03, a Participant who dies or becomes disabled on or after January 1, 2010 while performing Qualified Military Service (within the meaning of Code Section 414(u)) shall be treated as if he died or became disabled while actively employed.

5.	Effective January 1, 2010, Section 3.07 of the Plan, “Matching Contribution Allocation and Accrual of Benefit,” is hereby amended by adding a last new sentence, to read as follows:

Effective January 1, 2010, for purposes of this Section 3.07, a Participant who dies or becomes disabled on or after January 1, 2010 while performing Qualified Military Service (within the meaning of Code Section 414(u)) shall be treated as if he died or became disabled while actively employed.

6.	Effective January 1, 2007, Section 4.01A. of the Plan, “Vesting,” is hereby amended by adding a new last paragraph, to read as follows:

Effective January 1, 20007, for purposes of this Section 4.01, a Participant who dies or effective January 1, 2010, becomes disabled, while performing Qualified Military Service (within the meaning of Code Section 414(u)) shall be treated as if he died or became disabled while actively employed.

7.	Effective January 1, 2007, the first sentence of the second paragraph of Section 5.02B. of the Plan “Distribution upon Severance from Employment Prior to Normal Retirement Age,” is hereby amended in its entirety, to read as follows:

The consent of the Participant, and the Participant’s Spouse, if applicable, shall be obtained in writing within the 90-day period (180 days effective January 1, 2007) ending on the “Annuity Starting Date.”

8.	Effective January 1, 2007, the second paragraph of Section 5.02B. of the Plan “Distribution upon Severance from Employment Prior to Normal Retirement Age,” is hereby further amended by revising the fourth sentence and adding a new fifth sentence, to read as follows:

Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit, if any, available under the Plan in a manner that would satisfy the notice requirements of Code Section 411(a)(11) and its applicable Treasury Regulations (including, effective January 1, 2007 a description of the consequences of failing to defer receipt of a distribution). Further, such notice shall be provided not less than 30 days and no more than 90 days (180 days effective January 1, 2007) prior to the date of distribution.

9.	Effective January 1, 2007, Section 5.06 of the Plan, “Distributions Upon Death,” is hereby amended by adding the following new subsection D., to read as follows:

D.	In addition to the foregoing, in the case of a Participant who dies on or after January 1, 2007, while performing Qualified Military Service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits that are provided under the Plan assuming the Participant resumed and then terminated employment on account of death. However, the deemed resumption of employment of the Participant shall be applied only to determine eligibility of a Beneficiary for any pre-retirement death benefits, and only to the extent required by published guidance, as incorporated herein.

10.	Effective January 1, 2009, Section 5.07 of the Plan, “Revised Required Minimum Distributions,” is hereby amended by adding the following new subsection J., to read as follows:

J.	Notwithstanding anything in this Section 5.07 to the contrary, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary affirmatively elects to receive such distributions.

11.	Effective January 1, 2009, Section 5.08 of the Plan, “Designation of Beneficiary,” is hereby amended by adding a new paragraph, to read as follows:

The termination of a Participant’s marriage shall not automatically result in a revocation or change of the Participant’s Beneficiary designation. Further, no provision in any court order, judgment, decree, or similar document shall be effective to revoke or change a Participant’s Beneficiary designation, except to the extent that such order, judgment or decree is determined to be a qualified domestic relations order that must be honored by the Plan. A Participant’s Beneficiary designation may be changed only by the Participant making a new Beneficiary designation in writing on the form required by the Administrative Committee and filing the form with the Administrative Committee. Any new Beneficiary designation, change or revocation by a Participant shall be effective only if it is received by the Administrative Committee before the Participant’s death.

12.	Effective January 1, 2009, Section 5.16 of the Plan, “No Distribution Prior to Severance from Employment, Death, or Disability,” is hereby amended by adding a new last paragraph, to read as follows:

Notwithstanding the foregoing, effective January 1, 2009, as required by Code Section 414(u), as amended by the HEART Act, a Participant in Qualified Military Service (within the meaning of Code Section 414(u)) shall be treated as having incurred a Severance from Employment for purposes of eligibility to receive a distribution from his Account. However, if a Participant obtains a distribution according to the foregoing provision, such Participant’s Compensation Deferrals to this Plan shall be suspended for 6 months following the date of the distribution.

13.	Effective January 1, 2007, Section 6.05B.(i) of the Plan, “Eligible Rollover Distribution,” is hereby amended by adding a new last sentence, to read as follows:

In addition, the portion of any distribution on and after January 1, 2007 that consists of after-tax contributions which are not includible in gross income may be transferred (in a direct trustee-to-trustee transfer) to a qualified defined benefit plan or a Code Section 403(b) tax-sheltered annuity that agrees to separately account for amounts so transferred (and the earnings thereon), including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution which is not so includible.

14.	Effective January 1, 2009, Section 6.05B.(i) of the Plan, “Eligible Rollover Distribution,” is hereby further amended by adding a new last sentence, to read as follows:

In addition, 2009 RMDs and Extended 2009 RMDs, as defined in Section 5.07J. of the Plan, will be treated as Eligible Rollover Distributions in 2009.

15.	Effective January 1, 2008, the first sentence of Section 6.05B.(ii) of the Plan, “Eligible Retirement Plan,” is hereby amended it its entirety, to read as follows:

An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a), an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, and, effective January 1, 2008, a Roth individual retirement arrangement within the meaning of Code Section 408A, and which accepts the Distributee’s Eligible Rollover Distribution.

16.	Effective January 1, 2007, Section 6.05B.(iv) of the Plan, “Direct Rollover,” is hereby amended by adding the following new last sentences, to read as follows:

In the case of a non-spouse Beneficiary, a Direct Rollover may be made only to an individual retirement account or annuity described in Code Sections 408(a) or 408(b) that is established on behalf of the designated Beneficiary and that will be treated as an inherited individual retirement account within the meaning of Code Section 408(d)(3)(C) pursuant to the provisions of Code Section 402(c)(11). Also, in this case, the determination of any required minimum distribution under Code Section 401(a)(9) that is ineligible for rollover shall be made in accordance with Notice 2007-7, Q&A 17 and 18, 2007-5 I.R.B. 395, or with any subsequent published guidance.

17.	Effective January 1, 2009, the Plan is hereby amended by adding a new Section 8.12, to read as follows:

Section 8.12 STATUTE OF LIMITATIONS FOR CIVIL ACTIONS. For purposes of filing any civil action against the Plan upon the exhaustion of all other available administrative remedies, including under Section 502(a) of ERISA, legal action may be brought no later than one year from the date of completion of the Plan’s claims appeal process, or if earlier, one year from the date the Claimant became entitled thereto or, if later, knew or should have known that such claim existed.

18.	Effective January 1, 2009, Section 9.01 of the Plan, “Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration,” is hereby amended by adding a new last sentence, to read as follows:

The Trustee shall be responsible to ensure that contributions are made to the Trust only to the extent required by the terms of the Trust or applicable law.

19.	Effective January 1, 2008, Section 9.16 of the Plan, “Individual Statement,” is hereby amended in its entirety, to read as follows:

As soon as practicable after the end of each calendar quarter, but within the time prescribed by ERISA and the regulations under ERISA, and at such other times as determined by the Administrative Committee in its discretion, the Administrative

Committee, or its designee, will deliver to each Participant (and to each Beneficiary of a deceased Participant) a statement reflecting the condition of his Account in the Trust as of that date and such other information ERISA requires to be furnished the Participant or Beneficiary. In addition, subject to the requirements of ERISA, the Administrative Committee, or its designee, shall provide to any Participant or Beneficiary of a deceased Participant who so requests in writing, a statement indicating the total value of his Account and the Nonforfeitable portion of such Account, if any. The Administrative Committee, or its designee, shall also furnish a written statement to any Participant who terminates employment during the Plan Year and is entitled to a deferred vested benefit under the Plan as of the end of the Plan Year, if no retirement benefits have been paid with respect to such Participant during the Plan Year. No Participant, except a member of the Administrative Committee and their designees, shall have the right to inspect the records reflecting the Account of any other Participant. A Participant or Beneficiary shall notify the Administrative Committee or Trustee in writing if he believes there is an error in the statement of his Account in the Plan no more than one year after the date the statement was issued. Each statement of a Participant’s Account shall be deemed to be final and binding on the Participant or Beneficiary to whom it was issued upon the expiration of the one year period following the date the statement was issued.

20.	Effective January 1, 2007, the second sentence of Schedule IIIA. of the Plan “Application of Qualified Joint and Survivor Annuity”, is hereby amended in its entirety, to read as follows:

The Trustee shall distribute the Nonforfeitable Account balance of a Participant to whom this Section applies in the form of a “Qualified Joint and Survivor Annuity,” unless the Participant makes a valid waiver election (described in B) within the 90-day period (180 days effective January 1, 2007) ending on the “Annuity Starting Date.”

21.	Effective January 1, 2007, the first paragraph of Schedule IIIB. of the Plan “Waiver Election – Qualified Joint and Survivor Annuity,” is hereby amended by revising the first sentence, to read as follows:

With respect only to those Participants subject to this Schedule III, no less than 30 days (or 7 days, if the 30-day period is waived by the Participant and the Participant’s Spouse, if applicable), nor more than 90 days (180 days effective January 1, 2007) before the Participant’s Annuity Starting Date, such Participants shall be provided with a written explanation of the terms and conditions of the Qualified Joint and Survivor Annuity, the Participant’s right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit, the rights of the Participant’s Spouse regarding the waiver election, and the Participant’s right to make, and the effect of, a revocation of a waiver election.

22.	Effective January 1, 2008, the second sentence of Section IV03.D. of the Plan is hereby deleted in its entirety and replaced with the following:

Such adjustments shall include any income or loss through the end of the Plan Year in which the excess arose. For corrective distributions that are made for the Plan Year beginning January 1, 2007, such adjustments shall also include any income or loss for the period from the end of the taxable year in which the excess arose up to the date of distribution (the ‘Gap Period’). Gap Period adjustments shall not be made for Plan Years beginning on and after January 1, 2008. For Plan Years beginning prior to January 1, 2007, Gap Period adjustments are made only in the discretion of the Plan Administrator.

23.	All other Plan provisions shall remain in full force and effect.

CARDINAL HEALTH, INC.

By:	/s/ Monica Foster

Its:	VP Benefits

Date:	12/15/09